EXHIBIT 10.1

FIRST NATIONAL CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of the __ day of _____, 20__, by and between FIRST NATIONAL CORPORATION, a Virginia corporation (the “Company”), and _________ evidences the grant on ___________, 20__ (“Award Date”) by the Company of an award of restricted stock units (the “Restricted Stock Unit Award”) to you and your acceptance of the Restricted Stock Unit Award.

The grant of this Restricted Stock Unit Award is made in accordance with the First National Corporation 2023 Stock Incentive Plan (the “Plan”), a copy of which is available from the Company upon request. The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning given to that term in the Plan. References in this Agreement to the “Company” also shall mean and refer to any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, unless the context otherwise requires.

1.	Award of Restricted Stock Units.

a.    The Board awards you _________ restricted stock units (the “Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of the common stock of the Company (“Company Stock”), subject to the vesting schedule in Section 2 and the other terms and conditions of this Agreement and the Plan.

b.    The Restricted Stock Units shall be credited to a separate account maintained for you on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

2.         Vesting. Except as otherwise provided herein, provided that you remain an employee of the Company or an Affiliate through the applicable vesting date, the Restricted Stock Units will vest in accordance with the following schedule (the period during which the restrictions apply, the “Restricted Period”):

Vesting Date	Number of Restricted Stock Units That Vest

Once vested, the Restricted Stock Units become “Vested Units” and shares of Company Stock representing the Vested Units will be issued in accordance with the settlement procedures set forth in Section 6.

3.	Effect of Termination.

a.    If your employment is terminated for any reason other than your death or Disability before the vesting dates, all Restricted Stock Units that are not then vested shall be automatically forfeited upon such termination of employment and neither the Company nor any Affiliate shall have any further obligation to you under this Agreement.

b.    If you die or become Disabled while employed, all Restricted Stock Units that are not vested shall become Vested Units as of the date of your death or Disability.

4.         Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 6, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by you and all of your rights to such units shall immediately terminate without any payment or consideration by the Company. Notwithstanding any other provision in this Agreement to the contrary, no shares of Company Stock underlying the Restricted Stock Units may be sold until the expiration of six months from the Date of Grant.

5.	Rights as a Shareholder.

a.     You shall not have any rights of a shareholder with respect to the shares of Company Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Company Stock.

b.    Upon and following the settlement of the Restricted Stock Units, you shall be the record owner of the shares of Company Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

6.    Settlement of Vested Restricted Stock Units. Subject to Section 10, effective as of the vesting date the Company shall: (i) issue and deliver to you the number of shares of Company Stock equal to the number of Vested Units; and (ii) enter your name on the books of the Company as the shareholder of record with respect to the shares of Company Stock delivered to you.

7.    No Right to Continued Employment. Neither the Plan nor this Agreement shall confer upon you any right to continued employment by the Company nor shall it interfere in any way with the right of the Company to terminate your employment at any time.

8.    Change in Capital Structure; Change in Control. In the event of changes in the outstanding shares of Company Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, recapitalization, reorganization, merger, or other relevant change in capitalization occurring after the Award Date, the number and kind of shares of stock or securities of the Company to be issued shall be equitably adjusted as to the number, price or kind of consideration subject to this Restricted Stock Unit Award to the extent necessary to preserve the economic intent of the Restricted Stock Unit Award. If the adjustment would produce fractional shares, the Company may adjust appropriately the number of shares covered by this Restricted Stock Unit Award so as to eliminate the fractional shares. Further, in the event of a Change in Control, Section 15 of the Plan shall apply.

9.    Governing Law. This Agreement is governed by the laws of the Commonwealth of Virginia.

10.    Tax Liability and Withholding.

a.    You shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit you to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

i.    tendering a cash payment;

ii.    authorizing the Company to withhold shares of Company Stock from the shares of Company Stock otherwise issuable or deliverable to you as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Company Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

iii.    delivering to the Company previously owned and unencumbered shares of Company Stock.

b.    Notwithstanding any action the Company takes with respect to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility and the Company: (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items.

11.    Acceptance of Award. By signing below, you confirm your acceptance of the Restricted Stock Unit Award and agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Unit Award Agreement with you. You also agree to all of the terms and conditions of the Plan. This Agreement will not be effective until it is signed and returned.

12.    Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Company and you and shall be binding upon your legatees, distributees, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Company and you.

13.    Compliance with Law. The issuance and transfer of shares of Company Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of common stock may be listed. No shares of Company Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the President and Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST NATIONAL CORPORATION

By

(Printed Name)

PARTICIPANT

By

(Printed Name)